INDEPENDENT AUDITORS' CONSENT




The Board of Directors
Optek Technology, Inc.


We consent to incorporation by reference in the registration statements (No. 333-419, 33-60656, 33-18555, 333-64323, 333-64327)
on Form S-8 of Optek Technology, Inc. of our reports dated December 11, 1998, relating to the consolidated balance sheets of Optek Technology, Inc. as of October 30, 1998 and October 31, 1997, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended October 30, 1998, and the related schedule which reports appear in the October 30, 1998 annual report on Form 10-K of Optek Technology, Inc.



KPMG LLP





Dallas, Texas
January 27, 1999